Exhibit 23.1

LITTLEJOHN

1 Westferry Circus, Canary Wharf, London E14 4HD

T 020 7516 2200 F 020 7516 2400 DX 42660 Isle of Dogs

www cibif com

The Board of Directors and Shareholders	Our ref 41091/CZP/DWR/DPJ
Argo Group International Holdings Limited	Your ref

30 July 2008

Dear Sirs

Consent of Independent Registered Public Accounting Firm

We have issued our report dated 10 March 2008 accompanying the consolidated financial statements of Heritage Underwriting Agency plc for the year ended 31 December 2007, included in the Argo Group International Holdings, Ltd.’s Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2008. We hereby consent to the incorporation by reference of said report in the currently effective Registration Statements of Argo Group International Holdings, Ltd. on Forms S-3 and on Forms S-8.

/s/ Littlejohn

Littlejohn

Chartered Accountants and

Registered Auditors